EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-72192, 333-58510, 333-55828, 333-54886, 333-48582, 333-46252, 333-84545, 333-89170 and 333-89172) and on Form S-3 (Nos. 333-72746, 333-61410, and 333-80419) of Homestore, Inc. of our report dated March 25, 2003, except as to Notes 13 and 22, as to which the date is August 12, 2003 relating to the financial statements of Homestore, Inc., which appears in the Current Report on Form 8-K of Homestore, Inc. dated August 14, 2003. We also consent to the incorporation by reference of our Report dated March 25, 2003 relating to the financial statement schedule, which appears in Homestore, Inc’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

August 14, 2003